Filed Pursuant to Rule 433
Registration No. 333-261018
and 333-163855
April 20, 2022

The following information is a Notice of Fund Changes relating to certain investment options under the LNL Agents’ 401(k) Savings Plan (the “Plan”).  For more information about each of the investment options offered under the Plan (except for the LNC Stock Fund), you should log on to your account at www.lincolnfinancial.com or contact the Lincoln Customer Contact Center at 800-234-3500.

April 20, 2022

Notice of Fund Changes for LNL Agents’ 401(k) Savings Plan
(the “Plan”)

Dear Plan Participant:

Lincoln Financial seeks to provide you with the best opportunity to prepare for your retirement.  This includes regularly reviewing investment funds that are available under the Plan.

Effective May 23, 2022, all of the State Street Target Retirement Series CITs will change from Class W to a newly created Class M and the State Street S&P 500® Index Non-Lending Series Fund CIT will change from Class N to a newly created Class K. The good news is that these class changes will result in lower fees!  Any asset balances you have in, or future contributions going to any of the State Street Target Retirement Series Fund CITs Class W on that date will automatically map (or transfer) to the new Class M. Additionally, any asset balances you have in, or future contributions going to, the State Street S&P 500® Index Non-Lending Series Fund CIT Class N on that date will automatically map (or transfer) to the new State Street S&P 500® Index Non-Lending Series Fund CIT Class K.  Because this mapping (or transfer) is automatic, you do not need to take any action.

This notice gives you an overview of the upcoming changes, the timing of those changes, and the actions you may wish to take as a result of the modifications that will be made to the Plan:

The following funds, currently available as investment options, will be eliminated from the fund lineup on the effective date stated above. Any existing assets and/or future contribution investment elections remaining in the funds at that time will automatically be mapped (or transferred) as shown in the following chart. Any contributions or rollovers received on or after May 23, 2022 that are directed to the funds being eliminated, will be mapped as shown in the chart.

If you are currently invested in the following funds being eliminated:		Your balance and investment elections will be transferred to these new funds being added:
85744w267	State Street Target Retirement Income Non-Lending Series Fund Class W	85744w630	State Street Target Retirement Income Non-Lending Series Fund Class M*
85744w366	State Street Target Retirement 2020 Non-Lending Series Fund Class W	85744w721	State Street Target Retirement 2020 Non-Lending Series Fund Class M*
85744w358	State Street Target Retirement 2025 Non-Lending Series Fund Class W	85744w713	State Street Target Retirement 2025 Non-Lending Series Fund Class M*
85744w341	State Street Target Retirement 2030 Non-Lending Series Fund Class W	85744w697	State Street Target Retirement 2030 Non-Lending Series Fund Class M*
85744w333	State Street Target Retirement 2035 Non-Lending Series Fund Class W	85744w689	State Street Target Retirement 2035 Non-Lending Series Fund Class M*
85744w325	State Street Target Retirement 2040 Non-Lending Series Fund Class W	85744w671	State Street Target Retirement 2040 Non-Lending Series Fund Class M*
85744w317	State Street Target Retirement 2045 Non-Lending Series Fund Class W	85744w663	State Street Target Retirement 2045 Non-Lending Series Fund Class M*
85744w291	State Street Target Retirement 2050 Non-Lending Series Fund Class W	85744w655	State Street Target Retirement 2050 Non-Lending Series Fund Class M*
85744w283	State Street Target Retirement 2055 Non-Lending Series Fund Class W	85744w648	State Street Target Retirement 2055 Non-Lending Series Fund Class M*
85744w275	State Street Target Retirement 2060 Non-Lending Series Fund Class W	85744w465	State Street Target Retirement 2060 Non-Lending Series Fund Class M*
857480339	State Street Target Retirement 2065 Non-Lending Series Fund Class W	857480354	State Street Target Retirement 2065 Non-Lending Series Fund Class M*
85744a869	State Street S&P 500® Index Non-Lending Series Fund Class N	85744w705	State Street S&P 500® Index Non-Lending Series Fund - Class K*
Prior to investing in a collective investment trust option, an investor should consider carefully the investment objectives, risks, and charges and expenses of the investment company.
*Indicates a share class change to the existing fund

Please note: The qualified default investment alternative (QDIA) for the Plan will also be affected by the changes to the underlying investments in the State Street Target Retirement Non-Lending Series.

This notice supplements the more comprehensive Qualified Default Investment Alternative Notice (“QDIA Notice”) you received regarding certain plan and investment-related information. Please keep this supplemental notice with your QDIA Notice. A copy of the most recent QDIA Notice is available by contacting the Lincoln Customer Contact Center at 800-234-3500.

What do you need to do?
Take a few minutes to review your investment portfolio. Make any changes you feel are necessary to meet your retirement savings goals. If you don’t want the investment of your existing account or future contributions to be mapped (or transferred) as indicated, you may change your investment elections and/or make a reallocation on your own by initiating a transfer prior to 4:00 p.m. Eastern on May 22, 2022.  Note that you cannot choose to keep any investments in or transfer any investment to the funds being eliminated. To make a change, log in to your account at LinconFinancial.com or visit LincolnFinancial.com/Retirement to complete your transaction online, or call the Lincoln Customer Contact Center at 800-234-3500. Customer Service Representatives are available Monday through Friday, from 8:00 a.m. to 8:00 p.m. Eastern, and will be glad to assist you.

Please be sure to make any changes prior to May 23, 2022.  Of course, you could also wait until after the automatic mapping occurs if you wish to exchange funds or change where your future contributions are invested.

Any transactions requested on May 23, 2022, (such as fund transfers, loans, or distribution transactions) will not be processed while the fund changes are being made but will process normally once the fund changes are completed.  Your account will remain fully invested during the changes.

If you are also a participant in any of Lincoln’s non-qualified deferred compensation plans administered by Nolan Financial Group that utilize the same fund options as the Plan, please note that these same fund changes will impact the non-qualified plans at the same time.

This notice supplements the more comprehensive Annual Participant Fee Disclosure Notice (“Fee Disclosure Notice”) you received regarding certain plan and investment-related information found in the Comparative Chart Summary contained in the Fee Disclosure Notice. Please keep this supplemental notice with your Fee Disclosure Notice. A copy of the most recent Fee Disclosure Notice is available by contacting the Lincoln Customer Contact Center at 800-234-3500.

NEW FUNDS Fund name	Total annual operating expenses%	Total annual operating expenses $ (per $1000)	Net operating expenses %	Net operating expenses $ (per 1000)	1-yr return %	5-yr return %	10-yr return %	Since inception return %	Inception date
State St Target Ret Income NL Cl M (85744w630)	.07	.70	.07	.70	8.06%	7.20%	5.88%%	6.65%-	4/11/2014
State St Target Ret 2020 NL Cl M (85744w721)	.07	.70	.07	.70	9.80%	9.04%	8.34%%	9.62%	4/1/2014
State St Target Ret 2025 NL Cl M (85744w713)	.07	.70	.07	.70	10.98%	10.89%	9.67%%	9.79%	4/1/2014
State St Target Ret 2030 NL Cl M (85744w697)	.07	.70	.07	.70	11.57%	11.96%	10.48%%	11.45%	4/1/2014
State St Target Ret 2035 NL Cl M (85744w689)	.07	.70	.07	.70	12.41%	12.63%	11.02%%	10.73%	4/1/2014
State St Target Ret 2040 NL Cl M (85744w671)	.07	.70	.07	.70	13.38%	13.15%	11.48%%	12.09%	4/1/2014
State St Target Ret 2045 NL Cl M (85744w663)	.07	.70	.07	.70	14.15%	13.59%	11.74%%	11.20%	4/1/2014
State St Target Ret 2050 NL Cl M (85744w655)	.07	.70	.07	.70	14.61%	13.77%	11.82%%	11.60%	4/1/2014
State St Target Ret 2055 NL Cl M (85744w648)	.07	.70	.07	.70	14.60%	13.77%	11.82%%	10.20%	4/1/2014
State St Target Ret 2060 NL Cl M (85744w465)	.07	.70	.07	.70	14.60%	13.76%	-	10.65%	4/1/2015
State St Target Ret 2065 NL Cl M (857480354)	.07	.70	.07	.70	14.59%	-	-	17.22%%	12/31/2019
State St S&P 500® Indx NL Cl K (85744w705)	.013	.13	.013	.13	28.66%	18.45%	16.53%%	9.5252%	6/25/2012

ELIMINATED FUNDS Fund name	Total annual operating expenses%	Total annual operating expenses $ (per 1000)	Net operating expenses %	Net operating expenses $ (per 1000)	1-yr return %	5-yr return %	10-yr return %	Since inception return %	Inception date
State St Target Ret Income NL Cl W (85744w267)	.10	1.00	.10	1.00	8.00%	7.16%	5.85%%	6.6262%	6/24/2016
State St Target Ret 2020 NL Cl W (85744w366)	.10	1.00	.10	1.00	9.74%	9.00%	8.31%%	9.5959%	6/24/2016
State St Target Ret 2025 NL Cl W (85744w358)	.10	1.00	.10	1.00	10.92%	10.85%	9.63%%	9.766%	6/24/2016
State St Target Ret 2030 NL Cl W (85744w341)	.10	1.00	.10	1.00	11.50%	11.922%	10.44%---	11.4141%	6/24/2016
State St Target Ret 2035 NL Cl W (85744w333)	.10	1.00	.10	1.00	12.35%	12.58%	10.98%%	10.7070%	6/24/2016
State St Target Ret 2040 NL Cl W (85744w325)	.10	1.00	.10	1.00	13.32%	13.11%	11.44%---	12.0505%	6/24/2016
State St Target Ret 2045 NL Cl W (85744w317)	.10	1.00	.10	1.00	14.09%	13.555%	11.68%%	11.1616%	6/24/2016
State St Target Ret 2050 NL Cl W (85744w291)	.10	1.00	.10	1.00	14.56%	13.73%	11.77%%	11.565%	6/24/2016
State St Target Ret 2055 NL Cl W (85744w283)	.10	1.00	.10	1.00	14.56%	13.733%	11.77%%	10.1515%	6/24/2016
State St Target Ret 2060 NL Cl W (85744w275)	.10	1.00	.10	1.00	14.55%	13.733%	-	10.4141%	6/24/2016
State St Target Ret 2065 NL Cl W (857480339)	.10	1.00	.10	1.00	14.57%	-	-	17.1313%	2/14/2020
State St S&P 500® Indx NL Cl N (85744a869)	.023	.23	.023	.23	28.633%	18.43%	16.52%	9.96%-%	5/31/2011
Average returns provided are representative of performance as of December 31, 2021.

Questions?
If you have any questions about these changes or would like to change your investment and contribution elections under the Plan, contact the Lincoln Customer Contact Center at 800-234-3500 (Monday – Friday, 8:00 a.m. – 8:00 p.m. Eastern) or log on to your account at LincolnFinancial.com.  For more information about the Plan, please review the Plan’s current Summary Plan Description (SPD) which can be requested from the Lincoln Customer Contact Center.

All of the internet website addresses are provided for your convenience.  None of the information contained in such websites shall be deemed incorporated by reference in this document.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternately, the issuer will arrange to send you the prospectus if you request it by calling the Lincoln Customer Contact Center at 800-234-3500.
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